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                                                                   Exhibit 23.02



                       Consent of Independent Auditors

The Board of Directors
Exodus Communications, Inc.:

We consent to the incorporation herein by reference of our report dated January 25, 2000, except as to Note 9, which is as of June 20, 2000, relating to the consolidated balance sheets of Exodus Communications, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the final Prospectus of the Company dated November 8, 2000 (Registration No. 333-43470).


                                       KPMG LLP



Mountain View, California
January 12, 2001